EXHIBIT 99.1

                    PRESS RELEASE

  Ault Announces Acquisition of LZR Electronics, Inc.

1. Profitable Maryland-Based Company Specializes in
  Low-Volume Power Supply Manufacturing

2. Most LZR Products Approved for Medical
  Applications

December 1, 1998-Minneapolis, MN-Ault Incorporated
(Nasdaq National Market: AULT) today announced that it has acquired the power supply division operating assets of LZR Electronics, Inc. LZR designs, manufactures and markets a full line of power supplies at its Gaithersburg, MD facility. The acquisition was financed with a combination of notes and cash totaling
$3,081,000.

LZR's projected calendar 1998 revenues are approximately $6.5 million. The LZR product line is expected to contribute to the Company's profitability during the fiscal year ending May 1999.

Frederick M. Green, President and Chief Executive
Officer, commented: "We are extremely pleased to have acquired the high quality LZR product line. LZR has carved out a highly profitable niche business in providing a wide range of low-volume external power supplies to small and growing companies. By complementing Ault's emphasis on higher volumes, this acquisition positions us to further expand our market reach. The addition of LZR also rounds out certain portions of our product line, and we see excellent opportunities for enhancing sale of LZR's products both nationally and internationally through Ault's extensive sales and marketing channels."

Green added: "LZR is also attractive to Ault because most of its product line is approved for medical applications. These products greatly facilitate Ault's strategy for further penetrating the medical market with a full line of pre-approved and innovative power supplies."

LZR, like Ault, conducts a majority of its manufacturing in Asia. LZR domestic manufacturing will be moved to the Company's headquarters facility in Minneapolis. The Company believes that only minimal additional overhead will be required to support LZR's additional business volumes. Ault will continue engineering and product development operations in Maryland.

Ault is the largest independent manufacturer of external power conversion products based in North
America. The Company is a leading supplier to original equipment manufacturers of telecommunications and medical equipment.

"This release contains statements that are forward-looking and therefore involve risks and uncertainties, including but not limited to: the ability to consolidate the LZR product line into the Company's business in a timely fashion, market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, and other factors set forth in the Company's filings with the Securities and Exchange Commission. "